                                    EXHIBIT C
                                    ---------



                        BLISS & LAUGHLIN INDUSTRIES INC.

                             RIGHT OF FIRST REFUSAL
                            AND STANDSTILL AGREEMENT



                            DATED_____________, 1990

                                      INDEX

                                                                             PAGE
ARTICLE I
GENERAL RECITALS AND DEFINITIONS............................................  C-4

Section 1.1  General Recitals; Initial Agreements...........................  C-4
Section 1.2  Certain Definitions............................................  C-4

ARTICLE II
BASIC CONTROL AGREEMENTS....................................................  C-6

Section 2.1  Basic Control Agreements.......................................  C-6
Section 2.2  Directors; Board Designation Termination Date..................  C-7
Section 2.3  Right to Designate Following Board Designation Termination
             Date...........................................................  C-7
Section 2.4  Removal of Directors; Vacancies................................  C-7
Section 2.5  Obligation to be Counted for Quorum............................  C-8
Section 2.6  Bylaws, Charter Amendments and Other Action....................  C-8
Section 2.7  Proxy to Vote..................................................  C-8
Section 2.8  Supermajority Vote.............................................  C-8
Section 2.9  Deadlock.......................................................  C-8
Section 2.10 Nature of Post-Incorporation Agreement.........................  C-9
Section 2.11 Eligibility of the Company's Shares of Common Stock
             for Trading....................................................  C-9

ARTICLE III
RESTRICTIONS ON TRANSFER; RIGHTS OF FIRST REFUSAL...........................  C-9

Section 3.1  Restrictions on Transfer of Stelco Shares During Initial
             Five Years; Rights of First Refusal; Co-Sale...................  C-9
Section 3.2  Restrictions on Transfer of Management Stockholder Shares
             During Initial Five Years; Rights of First Refusal............. C-10
Section 3.3  Continued Restrictions for Five Years Following Fifth Year..... C-11
Section 3.4  Exception for Tender Offer or Similar Transactions............. C-11
Section 3.5  Involuntary Transfers.......................................... C-11
Section 3.6  Permitted Assignees............................................ C-12
Section 3.7  Assignment of Purchase Rights.................................. C-12
Section 3.8  Value of Non-Cash Consideration................................ C-12
Section 3.9  Closing........................................................ C-12
Section 3.10 Assumption By Successors....................................... C-12
Section 3.11 Pledge of Shares; Improper Transfer............................ C-13
Section 3.12 Abstention by Offeror or Designated Directors.................. C-13


ARTICLE IV
STANDSTILL AGREEMENTS....................................................... C-13

Section 4.1  Restrictions on Acquisitions of Stock by Stelco; Other
             Agreements..................................................... C-13
Section 4.2  Restrictions on Acquisitions of Stock by Management
             Stockholders; Other Agreements................................. C-13
Section 4.3  Tender Offer Exception......................................... C-14
Section 4.4  Right to Maintain Equity Position.............................. C-14
Section 4.5  Affirmative Obligations of the Parties......................... C-15

ARTICLE V
TENDER OFFER BY STELCO AFTER FIFTH YEAR AND PRIOR TO TENTH YEAR............. C-15

ARTICLE VI
MISCELLANEOUS............................................................... C-16
Section 6.1  Legend on Share Certificates................................... C-16
Section 6.2  Termination of Agreement....................................... C-16
Section 6.3  Amendments..................................................... C-16
Section 6.4  Notices........................................................ C-16
Section 6.5  General........................................................ C-16
Signatures.................................................................. C-17
Exhibit A
Stock Ownership by Management Stockholders.................................. C-19

                        BLISS & LAUGHLIN INDUSTRIES INC.

                             RIGHT OF FIRST REFUSAL
                            AND STANDSTILL AGREEMENT

     THIS AGREEMENT is made and entered into as of the _____ day of _________, 1990, by and among BLISS & LAUGHLIN INDUSTRIES INC., a Delaware corporation (the "Company"), the Management Stockholders of the Company whose signatures appear at the end of this Agreement, and STELCO INC., a corporation organized under the laws of Canada (hereinafter, together with its Affiliates, referred to as "Stelco").

                                    ARTICLE I

                        GENERAL RECITALS AND DEFINITIONS

     SECTION 1.1 GENERAL RECITALS; INITIAL AGREEMENTS. On the date hereof, Stelco is acquiring 1,559,759 shares of common stock, $.01 par value of the Company ("Common Stock"), at a price of $12.00 (U.S.) per share, as set forth in that certain Agreement of Purchase and Sale among Stelco, the Company, Bliss & Laughlin Steel Company, an Illinois corporation ("B&L Steel"), and Canadian Drawn Steel Company Inc., a corporation organized under the laws of Canada ("CDSC"), dated January ____, 1990 (the "Agreement of Purchase and Sale"). Pursuant to the Agreement of Purchase and Sale, Stelco will be the owner of approximately 39.3% of outstanding shares of Common Stock as of the date hereof.

     The Management Stockholders collectively were the owners of 100% of the outstanding shares of Common Stock immediately prior to December 15, 1988, the date the Company's registration of securities on Form S-1 filed pursuant to the Securities Act of 1933, as amended, became effective. The Management Stockholders now collectively own 1,559,759 shares of Common Stock which, immediately prior to the closing of the transactions contemplated by the Agreement of Purchase and Sale, constituted approximately 64.7% of the outstanding shares of Common Stock and, immediately following the closing of the transactions contemplated by the Agreement of Purchase and Sale, will result in the Management Stockholders owning approximately 39.3% of the outstanding shares of Common Stock. The number of shares of Common Stock owned by each Management Stockholder on the date hereof is set forth on Exhibit A.

     This Right of First Refusal and Standstill Agreement is contemplated by the Agreement of Purchase and Sale and is intended, in part, to maintain the balance between Stelco and the Management Stockholders in the management and control of the Company for the periods provided herein.

     SECTION 1.2 CERTAIN DEFINITIONS.

     (a) AFFILIATE. The term "Affiliate" with respect to any Person (as hereinafter defined) shall mean any director or officer of such Person, any corporation, association, firm, partnership, joint venture or other entity of which such Person is a partner, joint venturer, member, director or officer, the spouse of such Person (or of any officer or director of such Person), and any other Person directly or indirectly controlling, controlled by, or under common control with, such Person, provided that neither the Company nor any Management Stockholder shall be deemed to be an Affiliate of Stelco and neither the Company, any other Management Stockholders, nor Stelco shall be deemed to be an Affiliate of any Management Stockholder. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or to cause the direction of management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

     (b) BOARD DESIGNATION TERMINATION DATE. The term "Board Designation Termination Date" is defined in Section 2.2.

     (c) CHANGE OF CONTROL. A "Change of Control" shall be deemed to have occurred if (a) any shareholder or group of shareholders acting in concert (within the meaning of Section 13(d) of the Securities Exchange Act of 1934), or any of their respective affiliates and associates, shall elect or are elected a majority of the Board of Directors of the Company, or (b) any third party or third parties acting in concert (within the meaning of Section 13(d) of the Securities Exchange Act of 1934), or any of their respective affiliates and associates, become the owner of a majority of any outstanding class of securities entitled to vote for the election of directors, or (c) any cessation of the majority of the Company's business or sale of all or substantially all the assets of the Company, on a consolidated basis, or (d) any merger in which the Company is not the survivor or any consolidation or share exchange or similar transaction.

     (d) COMMON STOCK. The term "Common Stock" is defined in Section 1.1.

     (e) CO-SALE MANAGEMENT STOCKHOLDER. The term Co-Sale Management Stockholder is defined in Section 3.1(b).

     (f) INVOLUNTARY TRANSFER EVENT. The term "Involuntary Transfer Event" is defined in Section 3.5.

     (g) MANAGEMENT STOCKHOLDER. The term "Management Stockholder" shall mean any one or more of the following and the Permitted Assignee or Permitted Assignees (as hereinafter defined) of a Management Stockholder:

             Gregory H. Parker

             F. Elizabeth Parker

             Roger G. Fein, as Trustee of the Gregory H. Parker irrevocable Family Trust under Trust Agreement dated October 31, 1988

             Anthony J. Romanovich

             Barbara A. Romanovich

             George W. Fleck

             Joan E. Fleck

             Richard W. Ressler

             Gerald E. Brady

             Carole A. Brady

             Richard M. Bogdon

             Phyllis Bogdon

             Michael A. DeBias

             Carl H. Laib

             William P. Daugherty

             William P. Daugherty, as Trustee of the William P. Daugherty Trust dated May 11, 1989

             Ellen L. Daugherty as Trustee of the Ellen L. Daugherty Trust dated May 11, 1989

             Chester J. Pucilowski

             Geraldine Pucilowski

The term "Management Stockholders" shall mean every Management Stockholder and all their Permitted Assignees.

     (h) MARKET PRICE. The term "Market Price" means as to any security the average of the closing prices of such security's sales on all domestic securities exchanges on which such security may at the time be listed, or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, on such day, or, if on any day such security is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of the sixty (60) consecutive business days prior to the date as of which "Market Price" is being determined; provided that if such security is listed on any domestic securities exchange the term "business days" as used in this sentence means business days on which such exchange is open for trading. If at any time such security is not listed on any domestic securities exchange or quoted in the NASDAQ System or the domestic over-the-counter market, the "Market Price" will be the fair value thereof determined by a qualified independent third party to be selected jointly by the Company, Stelco and a majority in interest of the Management Stockholders, excluding any Management Stockholder whose Shares are subject to the proposed Transfer (as hereinafter defined); provided that if such parties are unable to reach agreement on the selection of such independent third party within a reasonable time, such independent third party will be selected by a third party jointly selected by the Company, Stelco and a majority in interest of the Management Stockholders (excluding any Management Stockholder whose Shares are subject to the proposed Transfer).

     (i) PERSONAL REPRESENTATIVE. The term "Personal Representative" shall mean the Person or Persons, including any bank or trust company, who shall be the duly appointed, qualified and acting conservator, personal representative, trustee, or other legally acting personal representative of a Management Stockholder or the executor or executors of the Last Will of a Management Stockholder or the duly appointed, qualified and acting administrator with the Will annexed or administrator to collect the estate of a Management Stockholder.

     (j) PERMITTED ASSIGNEE. The term "Permitted Assignee" in the case of a Management Stockholder shall mean (i) any other Management Stockholder,
(ii) the spouse of a Management Stockholder and the trustees of any trust created for the primary benefit of a Management Stockholder or his spouse,
(iii) a bank or other financial institution to which Shares are pledged (the foreclosure of a pledge, however, shall be subject to Section 3.5), (iv) upon the death of a Management Stockholder shall also include the children of a Management Stockholder (including adopted children), and the trustees of any trust created for the primary benefit of such children, to whom Shares are Transferred by will or intestate succession, (v) each beneficiary of the Gregory H. Parker Irrevocable Family Trust dated October 31, 1988, and (vi) any bona fide charitable organization designated by a Management Stockholder or by a Permitted Assignee. In the case of Stelco, the term "Permitted Assignee" shall only mean any Affiliate of Stelco. In the case of a Permitted Assignee of either a Management Stockholder or Stelco, the Permitted Assignee must agree to be bound by the provisions of this Agreement as set forth in Section 3.6.
In no case may a Management Stockholder during his lifetime Transfer more than 50% of the Shares owned by him or her on the date hereof to a Permitted Assignee without complying with the provisions of Article III.

     (k) PROSPECTIVE STELCO SHARE PURCHASER. The term Prospective Stelco Share Purchaser is defined in Section 3.1(a).

     (l) PROSPECTIVE MANAGEMENT STOCKHOLDER PURCHASER. The term Prospective Management Stockholder Purchaser is defined in Section 3.2(a).

     (m) PERSON. The term "Person" shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, entity, party, or government (whether national, federal, state, provincial, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

     (n) SHARES. The term "Shares" shall include and refer to all the outstanding shares of the capital stock of the Company directly or indirectly now owned or held or hereafter acquired, whether by purchase, subscription, gift, stock dividends or otherwise, by Stelco or any of the Management Stockholders, or by any Permitted Assignee or by any other person who takes subject to this Agreement, and all options, interests, participations or other equivalents (howsoever designated) of or in a corporation, whether voting or non-voting, including without limitation, common stock, warrants, preferred stock, convertible debentures and all agreements, instruments and documents convertible, in whole or in part, into any one or more of all of the foregoing.

     (o) STELCO. The term "Stelco" shall mean Stelco Inc., a corporation organized under the laws of Canada, and any Affiliate or Permitted Assignee of Stelco.

     (p) STOCKHOLDER. The term "Stockholder" shall mean Stelco and the Management Stockholders, and any other party hereto owning Shares, including a Permitted Assignee.

     (q) TRANSFER. The terms "Transfer" or "Transferred" as used herein, shall include a sale, assignment, distribution, gift or any other act whereby Stelco's or a Management Stockholder's rights of ownership are alienated or disposed of or in any way impaired or affected, whether by operation of law or otherwise; provided, however, it is understood and agreed that no pledge, hypothecation or other encumbrance of the Shares are permitted hereunder except as provided by Section 3.11.

     All capitalized terms used and not otherwise defined herein have the same meanings as in the Agreement of Purchase and Sale. Wherever the context so requires, the singular shall include the plural, and the masculine, the feminine and neuter, and vice versa.


                                 ARTICLE II

                          BASIC CONTROL AGREEMENTS

     SECTION 2.1 BASIC CONTROL AGREEMENTS. The parties hereby agree that owing to the nature of the business to be transacted by the Company and to its personal and business relationships, it is not desirable that the Shares owned by Stelco and the Management Stockholders be freely transferable. Further, Stelco and the Management Stockholders desire to maintain approximately the same number of directors which they would be entitled to elect if the Company had cumulative voting for directors. The stockholders of the Company owning a majority of the number of shares of Common Stock of the Company whose shares are not subject to this Agreement have approved the transaction of which this Agreement is a part. Accordingly, Stelco and each Management Stockholder, and any other Person purchasing or succeeding to any Shares under the conditions hereinafter specified, shall until the Board Designation Termination Date (as hereinafter defined) collectively and severally vote or cause the vote of the respective Shares held by each holder of Shares and shall use its best efforts to undertake, or cause to be undertaken, any and all of the actions necessary or requested in whatever capacity, if such action is reasonably required and not contrary to law, whether as a director, stockholder, officer or employee so as to provide for all terms and matters described in the following provisions. As used in this
Article II (except for Sections 2.2(d), 2.2(e), 2.7 and 2.9), the term "Company" shall be deemed to include B&L Steel, CDSC, and any other operating subsidiary of the Company or any operating subsidiary of B&L or CDSC, whether now existing or hereafter organized.

     SECTION 2.2 DIRECTORS; BOARD DESIGNATION TERMINATION DATE. The Board of Directors of each Company, except as set forth in Subsection 2.2(e), shall consist of either seven (7) or nine (9) directors and the initial number of directors shall be seven (7). Stelco will have the right to designate director(s) to be elected to each of the Board of Directors of the Company (the "Boards") in such numbers and upon such terms and conditions as provided in this Article for the period of time during which Stelco owns at least 15% of the issued and outstanding shares of Common Stock until the Board Designation Termination Date as defined below. For purposes of this Agreement, the term "Board Designation Termination Date" will be the earlier of (i) five
(5) years from the date hereof, (ii) the date on which Stelco shall own at least 60% of the issued and outstanding shares of Common Stock (or, in the event that a majority of the seven Management Stockholders who have entered into an Employment Agreement with the Company on the date hereof have terminated their employment with the Company, other than upon a Change in Control as defined in such Employment Agreement, such percentage shall be reduced to ownership of a majority of the issued and outstanding shares of Common Stock), or (iii) the date on which Stelco's percentage ownership of all issued and outstanding shares of Common Stock is decreased to less than 15% of the issued and outstanding shares of Common Stock. The number of directors Stelco and the Management Stockholders will have the right to designate for election as directors to each of the Boards will be determined as follows:

          (a) For so long as Stelco owns at least 30% but less than 60% of the issued and outstanding shares of Common Stock, Stelco will have the right to designate for election that number of directors to each of the Boards which equal the number (not exceeding three) of directors designated for election to each of the Boards by Management Stockholders until the Board Designation Termination Date. For purposes of designating directors for election to the Board of Directors of the Company, Stelco's designations will be apportioned among the three classes comprising the Company's Board of Directors so as to maintain Stelco's number of designated directors in each such class as nearly equal as possible.

          (b) In the event Stelco's percentage ownership of shares of Common Stock is reduced to less than 30% of the outstanding shares of Common Stock but Stelco owns at least 15% of the outstanding shares of Common Stock, Stelco will have the right to designate for election one director to each of the Boards until the Board Designation Termination Date.

          (c) Management Stockholders shall collectively have the right to designate at least the same number of directors to each of the Boards as designated by Stelco until the Board Designation Termination Date.

          (d) The parties hereto agree to the election of at least two and not more than three independent directors to the Board of Directors of the Company. The term "independent director" shall mean a person other than an officer or employee of the Company or any other individual having a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The parties hereto agree that the following directors of the Company are deemed to be as of the date of the signing of this Agreement independent directors for purposes of this
     Agreement: Roger G. Fain, Charles P. McLarnon and Dennis W. Sheehan.

          (e) The initial directors of CDSC shall consist of the two Stelco designees to the Board of Directors of the Company and Gregory H. Parker or such other person as designated by the Management Stockholders. Gregory H. Parker shall initially be designated Chairman of the Board. Notwithstanding any provision of this Agreement to the contrary, until the Board Designation Termination Date, (i) CDSC shall be governed by
     that certain Unanimous Shareholder Agreement dated December   , 1989 by
     and among CDSC, the Company and John F.T. Warren, as amended from time to time, and (ii) the CDSC directors shall be determined by the Board of Directors of the Company, by majority vote, which CDSC Board shall consist of a majority of Canadian residents for as long as the Canada Business Corporations Act so requires.

     SECTION 2.3 RIGHT TO DESIGNATE FOLLOWING BOARD DESIGNATION TERMINATION DATE. After the Board Designation Termination Date, Management Stockholders will collectively have the right to designate at least one director as long as the Management Stockholders collectively own at least fifteen percent (15%) of the outstanding Shares. After the Board Designation Termination Date, Stelco will have the right to designate at least one director as long as Stelco owns at least fifteen percent (15%) of the outstanding Shares.

     SECTION 2.4 REMOVAL OF DIRECTORS; VACANCIES. Stelco shall have the right, with or without cause, to request the removal from the Board of the Company of the directors nominated by it. In the event that any such person for any reason ceases to serve as a member of the Boards during his term of office and prior to the Board Designation Termination Date, the resulting vacancy on any or all such Boards will be filled by a person selected by Stelco. The Management Stockholders will have a corresponding right to remove and replace the directors nominated by them. Stelco and the Management Stockholders will take such actions as may be necessary or desirable to comply with any request for removal hereunder and to fill any vacancies on any of the Boards, including any actions that may be required by applicable federal, provincial or state corporation law.

     SECTION 2.5 OBLIGATION TO BE COUNTED FOR QUORUM. Stelco agrees, as a stockholder of Shares, to be present in person or to be represented by proxy, at all stockholder meetings of the Company so that all Shares owned by Stelco may be counted for the purpose of determining the presence of a quorum at such meetings.

     SECTION 2.6 BYLAWS, CHARTER AMENDMENTS AND OTHER ACTION. Each party shall vote to approve and adopt any bylaws, charter amendments and other corporate actions in furtherance of, and to give effect to, the agreements and provisions set forth in this Agreement or the Agreement of Purchase and Sale, and shall not (unless it has the consent of the corporate parties and the consent of the Management Stockholders owning at least eighty percent (80%) of the Shares owned by the Management Stockholders) vote to repeal or adopt any bylaws or charter provisions, or to take any other corporate actions, in violation of, or inconsistent with, the agreements and provisions set forth in this Agreement or the Agreement of Purchase and Sale.

     SECTION 2.7 PROXY TO VOTE. Until otherwise revoked by the affirmative approval of a majority of the full Board of Directors of the Company, the Company's proxy to vote as a stockholder of each of its subsidiaries shall be exercised by the Chairman of the Board of the Company.

     SECTION 2.8 SUPERMAJORITY VOTE. The parties agree that, until the Board Designation Termination Date, the bylaws of the Company will provide that the following actions will require the approval of at least six of the seven directors (or seven directors if the applicable Board of Directors consists of nine members):

          (a) Any acquisition or divestiture in which the consideration to to be paid or the consideration to be received exceeds $1,000,000.

          (b) The adoption of the annual business plan, including the annual budget, compensation packages, pensions and budgets contained therein.

          (c) Any capital expenditures which in the aggregate would exceed
     $1 million in any fiscal year and are not included in the annual business plan for such fiscal year.

          (d) Material deviations from the borrowing and banking policy established for the annual business plan.

          (e) Any proposal for a new share issue or plan to repurchase stock other than in accordance with Article III of this Agreement.

          (f) Any material change to all or substantially all of the Employment Agreements, as a group, entered into between the Company, B&L Steel or CDSC, the seven senior executives of the Company or B&L Steel and the president of CDSC.

          (g) The adoption of any new stock option plan of the Company or the grant of any new option under any existing or hereafter created stock option plan.

          (h) The nomination of any new person by the Board of Directors to serve as an independent director of the Company.

          (i) Any declaration of dividends or other distributions to stockholders of Bliss & Laughlin Industries Inc.

     Notwithstanding the foregoing, in the case of a proposed acquisition which is governed by the provisions of Section 7.5 of the Agreement of Purchase and Sale requiring Stelco to offer the Company a right of first refusal to effect certain proposed United States acquisitions, the directors designated by Stelco shall abstain from voting and such acquisition may be approved by the affirmative vote of a majority of the directors not designated by Stelco present at a meeting at which a quorum is present (including for purposes of determining the existence of a quorum, the directors designated by Stelco).

     SECTION 2.9 DEADLOCK. In the event of a deadlock in the management of the Company prior to the Board Designation Termination Date, either with respect to an even division in the number of directors voting with respect to the deadlock or because of greater than majority voting requirements in the articles of incorporation or bylaws or otherwise; and either irreparable injury to the Company on a consolidated basis is thereby caused or threatened, or the business of the Company on a consolidated basis can no longer be conducted to the general advantage of all stockholders, then in any such deadlock the independent directors of the Company as a group may seek to implement any one or more of the following remedies:

          (a) Compel the orderly liquidation of the Company on a consolidated basis; or

          (b) Compel the sale of substantially all the assets of the Company on a consolidated basis, or any material portion thereof; or

          (c) Compel the merger of the Company or sale of all Shares subject to this Agreement, including all Shares held by Stelco; or

          (d) Call a special meeting of all stockholders of the Company and abide by the decision of stockholders whose Shares are not subject to this Agreement.

It shall be a prerequisite to the taking of any such action that Stelco, the Management Stockholders and all other stockholders of the Company receive substantially equivalent consideration for the same class of stock and that such action be taken in good faith. Stelco and the Management Stockholders shall take all actions reasonably requested to effectuate the foregoing remedies. Both Stelco and the Management Stockholders shall vote their Shares in favor of the transaction selected by the independent directors of the Company if such directors select any such transaction, or in the case of
Section 2.9(d) shall vote in accordance with the decision of the stockholders whose Shares are not subject to this Agreement.

     SECTION 2.10 NATURE OF POST-INCORPORATION AGREEMENT. This Agreement may be construed as a voting agreement, and is not and shall not be construed as, a voting trust agreement under the Delaware General Corporation Law or any other applicable corporation law.

     SECTION 2.11 ELIGIBILITY OF THE COMPANY'S SHARES OF COMMON STOCK FOR TRADING. Stelco, the Company and each Management Stockholder, and any other Person purchasing or succeeding to any Shares under the conditions hereinafter specified, agree that for so long as there are public stockholders of the Company, each of them will use its or his best efforts to maintain the eligibility of the shares of Common Stock of the Company for trading in the over-the-counter market through the National Market System of the NASDAQ System and to maintain any listing of the shares of Common Stock of the Company on a United States national securities exchange (if the shares of Common Stock of the Company ever become so listed).


                                 ARTICLE III

                RESTRICTIONS ON TRANSFER; RIGHTS OF FIRST REFUSAL

     SECTION 3.1 RESTRICTIONS ON TRANSFER OF STELCO SHARES DURING INITIAL FIVE YEARS; RIGHTS OF FIRST REFUSAL; CO-SALE. During the period commencing on the date hereof and ending five years from the date hereof, Stelco shall not Transfer any Shares except in compliance with this Section 3.1 or a Transfer to a Permitted Assignee. If during such time period Stelco shall desire to Transfer all or any part of its Shares, then first the Company, and then the Management Stockholders together, shall have the prior first right to purchase such Shares for the price and in the manner hereinafter provided.

          (a) PRIOR RIGHTS TO PURCHASE.

               (1) TRANSFER BY STELCO. In the event that Stelco shall desire to Transfer all or any portion of its Shares, Stelco shall first offer such Shares to the Company and the Management Stockholders by giving such parties written notice concurrently, in accordance with the provisions of Section 6.4, of the proposed Transfer of such Shares. Such notice shall fully disclose all material terms of the proposed transaction, including, but not limited to, the name of the proposed purchaser or transferee (the "Prospective Stelco Share Purchaser"), the purchase price or other consideration, the terms of payment if not payable in cash in full at the time of purchase, the period of payment, the rate of interest on any unpaid balance of any deferred purchase price, and the security, if any, to be given by the Prospective Stelco Share Purchaser. Thereupon, the Company shall have the prior option and right for a period of thirty (30) days following the giving of such notice to purchase any or all of the Shares included in such notice at the same price and upon the same terms and conditions offered by the Prospective Stelco Share Purchaser. In the event there is no applicable third party price for a voluntary Transfer, the price at which Shares shall be offered pursuant to this Section 3.1 shall be the Market Price of such Shares determined as of the last day of the fiscal quarter immediately preceding the proposed date of Transfer.

               Following the expiration of such thirty (30) day period, the Management Stockholders, in proportion to the Shares owned by them, shall have the option and right for an additional period of fifteen (15) days to purchase all of such Shares which the Company has not elected to purchase, at the same price or other consideration and upon the same terms and conditions offered by the Prospective Stelco Share Purchaser. Each Management Stockholder electing to purchase or declining to purchase his or its proportionate share of the offered Shares shall give written notice of his decision to the Company, Stelco and all other Management Stockholders within such additional fifteen (15) day period. If any Management Stockholder does not purchase his proportionate share of the offered Shares, then the other Management Stockholders electing to so purchase shall have an additional period of fifteen (15) days in which to elect to purchase any unpurchased portion of the offered shares
          (again proportionate to their holdings of Shares, excluding the Shares of the non-purchasing Management Stockholders).

               (2) UNPURCHASED SHARES. If all of the Shares offered by Stelco are not subject to an exercised option to purchase within the time limits set forth in the preceding subsection 3.1(a)(1), being a period of up to sixty (60) days, Stelco may then sell all such offered Shares to the Prospective Stelco Share Purchaser in accordance with the terms of the Prospective Stelco Share Purchaser's offer or proposed transaction, but subject to and provided there is compliance with the co-sale provisions of Section 3.1(b) below. If all the offered Shares are not so sold within fifteen (15) days after the expiration of all time periods referred to in subsection 3.1(a)(1), the provisions of this
          Section 3.1 shall remain in full force as to subsequent Transfers of Shares owned by Stelco.

          (b) CO-SALE.

               (1) If all Shares offered for sale by Stelco are not purchased by the Company pursuant to subsection 3.1(a)(1) and a Management Stockholder who has declined the offer to purchase any of such Shares but during the first fifteen day period referred to in Section 3.1(a) has notified Stelco that he desires to have his Shares purchased (hereinafter sometimes referred to as the "Co-Sale Management Stockholder"), then Stelco shall cause the Prospective Stelco Share Purchaser to make a written irrevocable offer to purchase the Shares owned by the Co-Sale Management Stockholder on similar terms and conditions as the proposed purchase of the Shares owned by Stelco by the Prospective Stelco Share Purchaser. The Co-Sale Management Stockholder shall have the right to accept said offer within fifteen
          (15) days of receipt thereof, and shall evidence his acceptance(s) in writing addressed to the Prospective Stelco Share Purchaser, with copies to Stelco, the Company and all other Co-Sale Management Stockholders. In the event all such Shares cannot be sold pursuant to the terms of the Prospective Stelco Share Purchaser's original offer to Stelco, the Co-Sale Management Stockholders who elect to exercise their rights under this Section 3.1(b) shall, together with Stelco, exercise such rights pro rata in accordance with the number of Shares owned by them.

               (2) In the event that the Co-Sale Management Stockholder accepts the Prospective Stelco Share Purchaser's offer to purchase the applicable portion of the Shares owned by the Co-Sale Management Stockholder, the closing of each sale shall take place at the principal office of the Company on a date specified by the Co-Sale Management Stockholder in the notice of acceptance to the Prospective Stelco Share Purchaser, but in no event more than ten (10) days after the effective date of the acceptance.

                (3) The purchase price for the Shares to be purchased under this
          Section 3.1(b) shall be paid in full, by wire transfer, cashier's or certified check, at the closing. If the consideration offered by the Prospective Stelco Share Purchaser is not all in the form of cash, then the fair value of such consideration, as determined in accordance with Section 3.8, shall be paid in full, by wire transfer, cashier's or certified check, at the closing.

     SECTION 3.2 RESTRICTIONS ON TRANSFER OF MANAGEMENT STOCKHOLDER SHARES DURING INITIAL FIVE YEARS; RIGHTS OF FIRST REFUSAL. During the period commencing on the date hereof and ending five years from the date hereof, no Management Stockholder or his Personal Representative shall Transfer any Shares except in compliance with this Section 3.2 or to a Permitted Assignee. If during such five year time period a Management Stockholder or his Personal Representative shall desire to Transfer all or any part of his Shares, then first the other Management Stockholders together, then the Company, and finally Stelco, shall have the prior first right to purchase such Shares for a price and in the manner hereinafter provided.

          (a) RIGHTS OF FIRST REFUSAL. In the event that a Management Stockholder shall desire to Transfer all or any portion of his Shares, such Management Stockholder shall first offer such Shares to the Management Stockholders, the Company, and Stelco (in the order named) by giving written notice concurrently to all Management Stockholders, the Company and Stelco of the proposed Transfer of such Shares. Such notice shall fully disclose all material terms of the proposed transaction, including, but not limited to, the name of the proposed purchaser or transferee
     (the "Prospective Management Stockholder Purchase"), the purchase price or other consideration, the terms of payment if not payable in cash in full at the time of purchase, the period of payment, the rate of interest on any unpaid balance of any deferred purchase price, and the security, if any, to be given by the Prospective Management Stockholder Purchaser or that such sale will be made on a specified date (at least seven (7) business days in the future) at the Market Price on the public marketplace. Thereupon, the Management Stockholders, in proportion to the Shares owned by them, shall have the prior option and right for a period of three (3) business days following the giving of such notice to purchase any or all of the Shares included in such notice at the same price and upon the same terms and conditions offered by the Prospective Management Stockholder Purchaser or at the Market Price on the specified date if the Shares are to be sold on the public marketplace. Each Management Stockholder electing to purchase or declining to purchase his proportionate share of the offered Shares shall give written notice of his decision to the Company. Stelco and all other Management Stockholders within such three (3) business days period. If any Management Stockholder does not purchase his proportionate share of the offered Shares, then the other Management Stockholders electing to so purchase shall have an additional period of two (2) business days in which to elect to purchase any unpurchased portion of the offered Shares (again proportionate to their holdings of Shares, excluding the Shares of the non-purchasing Management Stockholders). In the event there is no applicable third party price for a voluntary Transfer, the price at which Shares shall be offered pursuant to this Section 3.2 shall be the Market Price of such Shares determined as of the last day of the fiscal quarter immediately preceding the proposed date of Transfer.

          Following the expiration of such five (5) day period, the Company shall have the option and right for an additional period of two (2) business days to purchase all of such Shares which the Management Stockholders have not elected to purchase, at the same price or other consideration and upon the terms offered by the Prospective Management Stockholder Purchaser, and upon the same terms and conditions or at the Market Price on the specified date if the Shares are to be sold on the public marketplace.

          In the event all Shares offered for sale by the Management Stockholders are not purchased by the other Management
     Stockholders and the Company within such time periods, then Stelco shall have a period of ten (10) business days from the date of the initial notice in which to purchase any offered Shares remaining unsold.

          (b) UNPURCHASED SHARES. If all of the Shares offered by the Management Stockholder are not purchased (or subject to an exercised option to purchase) within the time limit set forth in the preceding subsection 3.2(a), being a period of up to ten (10) business days, the Management Stockholder may then sell his Shares to the Prospective Management Stockholder Purchaser in accordance with the terms of the Prospective Management Stockholder Purchaser's offer or proposed transaction or at the Market Price on the specified date if the Shares are to be sold on the public marketplace. If all the offered Shares are not so sold within fifteen (15) days after the expiration of all time periods referred to in subsection 3.2(a), the provisions of this Section shall remain in full force as to subsequent offers and sales of Shares. Any such purchaser of the offered Shares (except a purchaser of such Shares on the then public marketplace for the Shares) shall hold such Shares subject to all of the terms and provisions of this Agreement and as a condition of Transfer shall sign an acknowledgment that it is bound by all the terms of this Agreement.

     SECTION 3.3 CONTINUED RESTRICTIONS FOR FIVE YEARS FOLLOWING FIFTH YEAR. Following the fifth anniversary of this Agreement, Shares may be Transferred by a Management Stockholder of his Personal Representative or by Stelco during the next five years of the term of this Agreement only in compliance with the right of first refusal provisions of this Section 3.3 or a Transfer to a Permitted Assignee. In the event a Management Stockholder or his Personal Representative desires to Transfer his Shares following the fifth anniversary date and before the tenth anniversary date of this Agreement, he shall first give Stelco notice of his desire to Transfer Shares and Stelco shall thereupon have a period of five (5) business days in which to purchase all and not less than all, of the Shares offered at the same price offered by the prospective purchaser or, if none, at the Market Price. In the event Stelco desires to Transfer its Shares following the fifth anniversary date and before the tenth anniversary date of this Agreement, it shall first give the Management Stockholders notice of its desire to Transfer Shares and the Management Stockholders collectively shall thereupon have a period of five (5) business days in which to (i) purchase all and not less than all, of the Shares offered at the same price offered by the prospective purchaser or, if none, at the Market Price, or (ii) agree to sell their Shares to the prospective purchaser on the same terms and conditions, whereupon Stelco shall cause the prospective purchaser to make a written irrevocable offer to purchase the Shares owned by the Management Stockholders electing such co-sale rights on similar terms and conditions as the proposed purchase of the Shares owned by Stelco. Management Stockholders who elect to exercise their co-sale rights pursuant to this Section shall, together with Stelco, exercise such rights pro rata in accordance with the number of Shares owned by them. The restrictions of this
Section 3.3 shall terminate on the tenth anniversary of this Agreement.

     SECTION 3.4 EXCEPTION FOR TENDER OFFER OR SIMILAR TRANSACTIONS. Notwithstanding anything in this Agreement to the contrary, if a bona fide offer (with satisfactory evidence of substantially all cash financing) is made by any corporation, entity, person or group (other than any party hereto or its Affiliates) to all stockholders of the Company for securities of the Company which, if successful, would result in such offeror holding a majority or more (on a fully diluted basis) of the total combined voting power of securities of the Company then outstanding having power to vote for the election of directors, then the following special provisions shall apply:

          (a) the provisions of Sections 3.1, 3.2 and 3.3 shall not apply and any party to this Agreement may sell his, her or its Shares in such transaction without complying with the provisions of such Sections except that the Management Stockholders shall give Stelco, and as applicable, Stelco shall give the Management Stockholders, a right of first refusal to match such third party tender offer for a period of five (5) business days following the commencement of such third party offer; and

          (b) the provisions of Sections 4.1 and 4.2 shall not apply during the pendency of such tender offer.

     SECTION 3.5 INVOLUNTARY TRANSFERS. In the event that any of the following events (each an "Involuntary Transfer Event") occur with respect to any Stockholder.

          (a) the adjudication of a Stockholder as a bankrupt, incompetent or insolvent by any court of competent jurisdiction,

          (b) the filing by a Stockholder of a voluntary petition in bankruptcy or an assignment for the benefit of creditors,

          (c) a bona fide attempt to levy an execution, attachment, sequestration or other writ upon any of the Shares owned by a Stockholder which has not been enjoined or dismissed within 30 days,

          (d) the foreclosure of Shares pledged to a bank or other financial institution,

          (e) the death of any individual Stockholder, except to the extent that Shares are transferred by will or intestate succession to a Permitted Assignee, and

          (f) if a Stockholder is a partnership or corporation, the dissolution of such partnership or corporation, except to the extent that Shares are distributed to a Permitted Assignee;

then, as applicable, the Company, Stelco and the Management Stockholders together, shall have the option to purchase all of the Shares of the Stockholder that are subject to the Involuntary Transfer Event (herein sometimes referred to as the "Involuntary Transferor") in the same manner, in the same preferential sequence and within the same time periods (measured from and after written notice of any such Involuntary Transfer Event is received by the Company, Stelco and Management Stockholders) as provided above in the applicable Section 3.1, 3.2 or 3.3, except (a) the purchase price for the Shares of the Involuntary Transferor shall be the Market Price of such Shares determined as of the last day of the fiscal quarter in which any such notice of an Involuntary Transfer Event is given in the manner provided in
Section 6.4 below, (b) the purchase price shall be payable in full at the closing, and (c) the term "Shares" shall not include Shares Transferred to a Permitted Assignee prior to the Involuntary Transfer Event or, in the case of death, shall not include Shares Transferred to a Permitted Assignee by will or the laws of intestate succession.

     SECTION 3.6 PERMITTED ASSIGNEES. Notwithstanding the provisions of this
Article III, up to 50% of the Shares owned on the date hereof may be Transferred by a Management Stockholder to any of his or its Permitted Assignees and all of the Shares owned by Stelco may be Transferred to a Permitted Assignee, provided that the Permitted Assignee executes and delivers to the Company, concurrently with the acceptance of such gift or transfer, a written instrument, signifying his, her or its consent to be bound by the terms of this Agreement and any amendments hereto, and to the assumption of all of the terms and provisions of this Agreement and any amendments hereto.
A copy of such acceptance shall promptly be sent by the Company to all other parties to this Agreement.

     SECTION 3.7 ASSIGNMENT OF PURCHASE RIGHTS. The Management Stockholders may elect to transfer all or a portion of their rights to purchase Shares under this Article III to any other Management Stockholder or to the Company.

     SECTION 3.8 VALUE OF NON-CASH CONSIDERATION. If any proposed sale of Shares subject to this Article III includes consideration other than cash, the amount of the consideration other than cash will be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration will be the Market Price thereof as of the date of the offer of the Shares to the Management Stockholders or Stelco, as the case may be. The fair value of any consideration other than cash or securities will be determined by a qualified independent third party to be chosen jointly by the Management Stockholders and Stelco. If such parties are unable to reach agreement on the selection of such independent third party within a reasonable time, such independent third party will be selected by a third person jointly selected by the Management Stockholders and Stelco.

     SECTION 3.9 CLOSING. The closing of the purchase and sale of Shares pursuant to this Article shall be on a date determined by the Company, shall be within thirty (30) days following expiration of all applicable time periods, and shall take place at the principal business office of the Company in Harvey, Illinois unless otherwise mutually agreed. At the closing under this Agreement, the selling Stockholder shall tender to the purchaser(s), as the case may be, (i) certificates evidencing the number of Shares to be purchased and sold pursuant to this Agreement, properly endorsed for transfer to the applicable purchaser with signature guaranteed if requested by any of the purchasers, (ii) sufficient revenue stamps to cover any applicable stock transfer tax, and (iii) accompanied by any other documents which are necessary in the reasonable opinion of counsel for the Company to evidence the authority of the seller to make such sale and transfer good title to the Shares. At closing, the applicable purchaser(s) shall pay to the selling Stockholder by wire transfer, cashier's or certified check, the portion of the purchase price due at Closing for the Shares pursuant to the terms of this Article.

     SECTION 3.10 ASSUMPTION BY SUCCESSORS. It is expressly agreed that any person, firm, association, trust or corporation which shall acquire, consistent with this Article III, all or any part of the Shares by reason of any permitted transfer or successorship (and including the transferee of any Involuntary Transferor for the purposes hereof), shall succeed to all of the rights (except as otherwise hereinabove provided), and shall be bound by all of the obligations of and restrictions upon, a Stockholder under this Agreement. Contemporaneously with any such Transfer or succession, the transferee or successor shall expressly assume, in writing, all of the obligations of a Stockholder under this Agreement and shall execute and deliver to the Company, Stelco and the Management Stockholders a counterpart of this Agreement. Notwithstanding the foregoing, any person who buys Shares from a Management Stockholder after the Management Stockholder has complied with the right of first refusal provisions of this Agreement shall take free from any restriction contained herein and the certificate for Shares issued to such person shall not bear the restrictive legend required by this Agreement.

     SECTION 3.11 PLEDGE OF SHARES; IMPROPER TRANSFER. Notwithstanding any provision of this Agreement to the contrary, in no event shall Shares be pledged or hypothecated in any manner by a Stockholder except (i) with the prior written consent of the Company and holders of more than eighty-five percent (85%) of the Shares subject to this Agreement, or (ii) to the Company or a Purchasing Shareholder as security for the purchase of such Shares pursuant to this Agreement, or (iii) to a Permitted Assignee provided that the amount pledged does not exceed the permitted percentage set forth in the definition of Permitted Assignee pursuant to the definition of such term. Any purported Transfer of Shares in violation of any provision of this Agreement shall be null and void and of no force or effect.

     SECTION 3.12 ABSTENTION BY OFFEROR OR DESIGNATED DIRECTORS. In the event than any action is required by the directors of the Company in connection with the acceptance or rejection of an offer by Stelco or any Management Stockholder, or any Affiliate of either, or the transactions contemplated thereby, the offeror, if a director of the Company, (or, in the case of Stelco, all directors designated by Stelco) shall abstain from such Board of Directors vote; provided, however, in the event a majority of non-abstaining directors approve an acceptance or rejection of the offer but such majority of non-abstaining directors is less than the number legally required to adopt a resolution on behalf of directors, then those who otherwise should abstain from any such vote may and shall vote in accordance with the majority vote of the non-abstaining directors.


                                  ARTICLE IV

                            STANDSTILL AGREEMENTS

     SECTION 4.1 RESTRICTIONS ON ACQUISITIONS OF STOCK BY STELCO; OTHER AGREEMENTS. During the initial five (5) years of the term of this Agreement, Stelco and its Affiliates will not, without the prior written consent of
(i) the Board of Directors of the Company specifically expressed in a resolution adopted by a majority of the Directors of the Company who are not designees of Stelco and (ii) a majority in interest of the Management
Stockholders:

          (a) Acquire or offer to acquire or agree to acquire, directly or indirectly, by purchase or otherwise, Common Stock or Shares except
     (1) pursuant to the Agreement of Purchase and Sale or Article III of this Agreement, (2) by way of stock splits, stock dividends or other distributions or offerings made available to holders of shares of Common Stock generally, or (3) pursuant to Section 4.4 hereunder;

          (b) Permit any Affiliate or any Person under its control (including, but not limited to, subsidiaries and employee pension, profit-sharing or other trusts under the investment management control of Stelco) to acquire or offer to acquire or agree to acquire, directly or indirectly, by purchase or otherwise, any Common Stock or Shares except (1) pursuant to this Agreement, (2) by way of stock splits, stock dividends or other distributions or offerings made available to holders of Common Stock generally, or (3) pursuant to Section 4.4 hereunder;

          (c) Acquire or permit any Affiliate or any Person or entity under its control (including but not limited to subsidiaries and employee pension, profit-sharing or other trusts under the investment management control of Stelco) to acquire, by purchase or otherwise, more than five percent (5%) of any class of Common Stock of any Person or entity which, prior to such acquisition, is the beneficial owner of more than five percent (5%) of any class of Common Stock;

          (d) Solicit proxies or become a "participant" in a "solicitation", as such terms are defined in Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in opposition to the recommendation of the majority of the Directors of the Company who are not designees of Stelco with respect to any matter; provided, however, that in the event of a deadlock as described in Section 2.9, the restrictions of this subsection 4.1(d) shall not apply;

          (e) Deposit any Common Stock or Shares in a voting trust or subject any Common Stock or Shares to any arrangement or agreement with respect to the voting of any Common Stock or Shares, except for that certain Management Stockholders' Agreement among the Management Stockholders dated December 31, 1989;

          (f) Join a partnership, limited partnership, syndicate or other group, or otherwise act in concert with any other person or persons, for the purpose of acquiring, holding, voting or disposing of Common Stock or Shares, or otherwise become a "person" within the meaning of
     Section 13(d)(3) of the Exchange Act; or

          (g) Initiate, propose or otherwise solicit stockholders of the Company, or induce or attempt to induce any other person to initiate any tender offer for Common Stock or Shares or any Change of Control of the Company.

     SECTION 4.2 RESTRICTIONS ON ACQUISITIONS OF STOCK BY MANAGEMENT STOCKHOLDERS; OTHER AGREEMENTS. During the initial five (5) years of the term of this Agreement, the Management Stockholders and their respective Affiliates will not, without the prior written consent of (i) the Board of Directors of the Company specifically expressed in a resolution adopted by a majority of the Directors of the Company who are not designees of the Management Stockholders, and (ii) Stelco:

          (a) Acquire or offer to acquire or agree to acquire, directly or indirectly, by purchase or otherwise, Common Stock or Shares except (1) pursuant to Article III of this Agreement, (2) by way of stock splits, stock dividends or other distributions or offerings made available to holders of shares of Common Stock generally, (3) pursuant to Section 4.4 hereunder, or (4) pursuant to the exercise of stock options approved by the Board of Directors of the Company;

          (b) Permit any Affiliate or any Person under their control (including, but not limited to, corporations and employee pension, profit-sharing or other trusts under the investment management control of the Management Stockholders) to acquire or offer to acquire or agree to acquire, directly or indirectly, by purchase or otherwise, any Common Stock or Shares except (1) pursuant to this Agreement, (2) by way of stock splits, stock dividends or other distributions or offerings made available to holders of Common Stock generally, or (3) pursuant to
     Section 4.4 hereunder;

          (c) Acquire or permit any Affiliate or any Person or entity under their control (including but not limited to corporations and employee pension, profit-sharing or other trusts under the investment management control of the Management Stockholders) to acquire, by purchase or otherwise, more than five percent (5%) of any class of Common Stock of any Person or entity which, prior to such acquisition, is the beneficial owner of more than five percent (5%) of any class of Common Stock,

          (d) Solicit proxies or become a "participant" in a "solicitation," as such terms are defined in Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in opposition to the recommendation of the majority of the Directors of the Company who are not designees of the Management Stockholders with respect to any matter; provided, however, that in the event of a deadlock as described in Section 2.9, the restrictions of this subsection 4.2(d) shall not apply;

          (e) Deposit any Common Stock or Shares in a voting trust or subject any Common Stock or Shares to any arrangement or agreement with respect to the voting of any Common Stock or Shares, except for that certain Management Stockholders' Agreement among the Management Stockholders dated December 31, 1989;

          (f) Join a partnership, limited partnership, syndicate or other group, or otherwise act in concert with any other person or persons, for the purpose of acquiring, holding, voting or disposing of Shares, or otherwise become a "person" within the meaning of Section 13(d)(3) of the Exchange Act except as otherwise permitted hereunder; or

          (g) Initiate, propose or otherwise solicit stockholders of the Company, or induce or attempt to induce any other person to initiate any tender offer for Common Stock or Shares or any Change of Control of the Company.

     SECTION 4.3 TENDER OFFER EXCEPTION. Sections 4.1 and 4.2 of this Agreement shall not be applicable to Stelco or the Management Stockholders, as the case may be, if a bona fide offer (with satisfactory evidence of substantially all cash financing) is made by any corporation, entity, person or group (other than any party hereto or its Affiliates) for securities of the Company which, if successful, would result in such offeror holding a majority or more (on a fully diluted basis) of the total combined voting power of securities of the Company then outstanding having power to vote for the election of directors and the actions taken by the applicable party are in response to defending against such tender offer and if successful would result in such party holding a majority or more (on a fully diluted basis) of the total combined voting power of securities of the Company then outstanding having power to vote for the election of directors.

     SECTION 4.4 RIGHT TO MAINTAIN EQUITY POSITION. (a) In the event that the Management Stockholders collectively increase their aggregate ownership of Shares (other than by acquisitions pursuant to the right of first refusal procedures set forth in Article III hereunder) during the initial five year term of this Agreement to an amount greater than Stelco's ownership of Shares, Stelco shall be entitled for a period of thirty (30) days after receipt of notice to increase its ownership of Shares so as to maintain its equity position relative to the Management Stockholders as a group as it had immediately prior to such acquisition of Shares by the Management Stockholders. For purposes of determining Stelco's rights pursuant to the preceding sentence, Stelco shall be deemed to own any Shares it may have transferred. If, upon exercise of the foregoing right, Stelco is entitled to an aggregate amount of Shares which includes a fraction of a share, in no event shall a fraction of a share be acquired by Stelco but, instead, Stelco shall be entitled to receive the next whole share. Stelco shall be entitled to increase its ownership of Shares by purchasing additional Shares on the public marketplace for the Shares at the then prevailing public Market Price.

     (b) In the event that Stelco and its affiliates collectively increase their aggregate ownership of Shares (other than by acquisitions pursuant to the right of first refusal procedures set forth in Article III hereunder) during the initial five year term of this Agreement to an amount greater than the Management Stockholders' collective ownership of

Shares, the Management Stockholders collectively shall be entitled for a period of thirty (30) days to increase their ownership of Shares so as to maintain their equity position relative to Stelco and its Affiliates as they had immediately prior to such acquisition of Shares by Stelco and its Affiliates. For purposes of determining the Management Stockholders' rights pursuant to the preceding sentence, the Management Stockholders shall be deemed to own any Shares they may have transferred. If, upon exercise of the foregoing right, the Management Stockholders collectively are entitled to an aggregate amount of Shares which includes a fraction of a share, in no event shall a fraction of a share be acquired by the Management Stockholders but, instead, the Management Stockholders shall be entitled to receive the next whole share. The Management Stockholders shall be entitled to increase their ownership of Shares by purchasing additional Shares on the public marketplace for the Shares at the then prevailing public Market Price.

     SECTION 4.5 AFFIRMATIVE OBLIGATIONS OF THE PARTIES. In order to give effect to the provisions of Article IV, the parties represent and warrant to each other that they have, prior to their execution hereof, notified each and every Person who may be an Affiliate of such party of the restrictions contained herein. If requested by the Management Stockholders by a majority in interest of the Management Stockholders or a majority of the members of the Board of Directors of the Company who are not Stelco designees, Stelco will in writing periodically notify its Affiliates of the restrictions set forth in this Article IV provided that Stelco shall not be required to notify its Affiliates more frequently than once in any 12 month period.
If requested by Stelco or a majority of the members of the Board of Directors of the Company who are not designees of the Management Stockholders, each Management Stockholder will in writing periodically notify his Affiliates of the restrictions set forth in this Article IV provided that the Management Stockholders shall not be required to notify their Affiliates more frequently than once in any 12 month period. In the event that any party or its Affiliate acquires Shares in violation of this Article IV, such party will promptly dispose of such number of its Shares which are necessary to return its percentage ownership to that which existed prior to the violation. Such disposition shall be effected in such reasonable manner as shall be requested by the majority of directors or the majority in interest of Management Stockholders in the case of an improper acquisition by Stelco, or by Stelco in the case of an improper acquisition by the Management Stockholders, and shall be effected in accordance with applicable securities laws. The provisions of Article III shall not be applicable to such disposition.


                                   ARTICLE V

                      TENDER OFFER BY STELCO AFTER FIFTH
                        YEAR AND PRIOR TO TENTH YEAR

     In the event that Stelco, after the fifth anniversary and prior to the tenth anniversary of this Agreement, makes a bona fide tender offer (with satisfactory evidence of substantially all cash financing) to all stockholders of the Company for securities of the Company which, if successful, would result in Stelco owning a majority (on a fully diluted basis) of the total combined voting power of securities of the Company then outstanding having power to vote for the election of directors, then the Management Stockholders agree, on a pro rata basis in accordance with their then shareholdings, to sell (at the same price and on the same general terms and conditions and subject to the succeeding sentence) to Stelco on an aggregate basis during the pendency of the first such tender offer (i) the same number of shares of Common Stock tendered by stockholders of the Company whose shares of Common Stock are not subject to this Agreement, provided the tender offer price is at least the then Market Price, or (ii) such number of shares of Common Stock which would permit Stelco to achieve such majority ownership pursuant to the tender offer regardless of the number of shares of Common Stock tendered by stockholders of the Company whose shares of Common Stock are not subject to this Agreement, provided the tender offer price is at least 130% of the then Market Price. The Management Stockholders are not obligated pursuant to this Article to sell to Stelco more than the number of Shares necessary to permit Stelco to achieve such majority ownership, taking into account the number of shares of Common Stock tendered by stockholders of the Company whose shares of Common Stock are not subject to this Agreement. The Management Stockholders may, however, at their option, sell any number of Shares to Stelco up to the amount solicited by Stelco in such tender offer. Notwithstanding the foregoing provisions of this Article V, the Management Stockholders shall not be obligated to tender any of their Shares in any such tender offer if during the pendency of Stelco's tender offer a bona fide offer is made by any other corporation, entity, person or group (other than any party hereto) to all stockholders of the Company for their Shares for consideration having a fair market value in excess of the amount offered by Stelco and Stelco declines to meet such higher tender offer, and the Management Stockholders may tender their Shares to such other offeror free of the provisions of Sections 3.1, 3.2, 3.3, 4.1 and 4.2 of this Agreement.

                                     ARTICLE VI

                                    MISCELLANEOUS

     SECTION 6.1 LEGEND ON SHARE CERTIFICATES. During the term of this Agreement, in addition to the legend required in the Agreement of PUrchase and Sale, all certificates for Shares owned by the Stockholders shall have imprinted thereon a legend referring to the restrictions imposed by this Agreement substantially in the following form:

                                         NOTICE

     "This certificate and the shares of stock evidenced hereby are subject to the terms and conditions of a certain Right of First Refusal and Standstill Agreement dated as of _____________, 1990, by and among the Company and certain of the shareholders thereof, a copy of which is on file at the principal office of the Company, reference to all the terms and conditions thereof being hereby made, and no sale, transfer, encumbrance, or other disposition of the shares of stock represented by this certificate may be effected except pursuant to the terms and conditions of said agreement."

     SECTION 6.2 TERMINATION OF AGREEMENT. This Agreement shall terminate or be deemed terminated upon the happening of any of the following events:

          (a) The execution of an agreement among the Company and Stockholders owning at least ninety percent (90%) of the Shares subject to this Agreement providing for such termination.

          (b) The substantial permanent cessation of the business of the Company.

          (c) Ten (10) years from the date hereof;

          (d) The date Stelco and its Affiliates own less than fifteen percent (15%) of the outstanding Shares.

Certain provisions of this Agreement, as specifically set forth herein, terminate prior to the termination of this Agreement. The termination of this Agreement or any provision hereof shall not be construed to affect or impair, in any manner whatsoever, any right or remedy existing at law or in equity by reason of a violation of any of the terms of this Agreement which occurred prior to termination.

     SECTION 6.3 AMENDMENTS. This Agreement may be amended or altered by agreement of the Company and Stockholders owning more than eighty-five percent (85%) of the Shares subject to this Agreement, and any such amendment or alteration shall become effective upon its being reduced to writing and executed by the Company and Stockholders owning more than eighty-five percent (85%) of the Shares subject to this Agreement.

     SECTION 6.4 NOTICES. Notices, directions, consents and all other communications required or permitted hereunder shall be in writing and shall become effective upon the mailing thereof, by certified or registered mail, with postage and registration fees prepaid to Stelco and the Company at the addresses specified in the Agreement of Purchase and Sale and to the Management Stockholders at their respective addresses appearing beneath their respective signature lines (or to any address which is changed after similar notice in writing).

     SECTION 6.5 GENERAL.

     (a) BINDING EFFECT. This Agreement shall inure to the benefit of and be binding on the parties hereto and their respective heirs, executors, administrators, personal and legal representatives, successors and assigns.

     (b) GOVERNING LAW. This Agreement shall be subject to and governed by the laws of the State of Delaware.

     (c) COUNTERPARTS AND GENDER REFERENCES. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which shall be deemed to constitute one and the same instrument. All gender references shall be deemed modified to fit the context.

     (d) SEVERABILITY. Should any particular provision of this Agreement be adjudicated to be invalid or unenforceable, such provision shall be deemed deleted and the remainder of the Agreement, nevertheless, shall remain unaffected and fully enforceable; further, to the extent any provision of this Agreement is deemed unenforceable by virtue of its scope but may be made enforceable by limitation thereof, the parties hereto agree the same shall, nevertheless, be enforceable to the fullest extent permissible.

     (e) NO WAIVER; REMEDIES CUMULATIVE. No delay on the part of any party to this Agreement in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude other or further exercise thereof, or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement are cumulative and are in addition to all rights or remedies that any party may have under the Agreement of Purchase and Sale, at law, in equity, by statute or otherwise.

     (f) ENFORCEMENT. The parties agree that any suit or other proceeding in any way arising from or related to this Agreement shall be litigated only in federal or state courts located in Chicago, Illinois U.S.A.

     (g) HEADINGS. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

     (h) SPECIFIC PERFORMANCE. The parties hereby acknowledge and agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States, Canada or any state or province thereof having jurisdiction, in addition to any other remedy to which they may be entitled at law or equity.

     IN WITNESS WHEREOF, the parties have executed this Agreement, all on the day and year first above written.

COMPANY                                     STELCO

BLISS & LAUGHLIN INDUSTRIES INC.,           STELCO INC.
a Delaware corporation

                                            By: ______________________________
                                                    Its:

By: _____________________________           By: ______________________________
         President                                  Its:


     The undersigned, a _______________ corporation and a wholly-owned subsidiary of Stelco Inc., hereby agrees to be bound by all the provisions of this Agreement.


                                             _____________________ CORPORATION

                                             By: _____________________________
                                                     President

ATTEST:

_________________________________
Secretary

MANAGEMENT STOCKHOLDERS

_____________________________________   _______________________________________
Gregory H. Parker                       Roger G. Fein, as Trustee of the
20091 Tam O Shanter                     Gregory H. Parker Irrevocable
Olympia Fields, IL 60461                Family Trust dated October 31, 1988
                                        180 North LaSalle Street
                                        Suite 3800
                                        Chicago, Illinois 60601

_____________________________________
F. Elizabeth Parker
20091 Tam O Shanter
Olympia Fields, IL 60461

_____________________________________   _______________________________________
Barbara A. Romanovich                   Anthony J. Romanovich
1227 Brassie                            1227 Brassie
Flossmoor, IL 60422                     Flossmoor, IL 60422

_____________________________________   _______________________________________
Joan E. Fleck                           George W. Fleck
1109 Brassie                            1109 Brassie
Flossmoor, IL 60422                     Flossmoor, IL 60422

_____________________________________   _______________________________________
Carole A. Brady                         Gerald E. Brady
1745 Winola Court                       1745 Winola Court
Naperville, IL 60565                    Naperville, IL 60565

_____________________________________   _______________________________________
William P. Daugherty                    William P. Daugherty, as Trustee of
3452 Huntington Terrace                 the William P. Daugherty Trust dated
Crete, IL 60417                         May 11, 1989
                                        3452 Huntington Terrace
                                        Crete, IL 60417

_____________________________________   _______________________________________
Ellen L. Daugherty, as Trustee of the   Michael A. DeBias
Ellen L. Daugherty Trust dated          7132 West 64th Place
May 11, 1989                            Chicago, IL 60638
3452 Huntington Terrace
Crete, IL 60417

_____________________________________   _______________________________________
Richard M. Bogdon                       Phyllis Bogdon
16640 Langley Avenue                    16640 Langley Avenue
South Holland, IL 60473                 South Holland, IL 60473

_____________________________________   _______________________________________
Carl H. Laib                            Richard W. Ressler
9224 Schafer Drive                      5156 Andrus Avenue
St. John, IN 46373                      N. Olmstead, Ohio 44070

_____________________________________   _______________________________________
Geraldine Pucilowski                    Chester J. Pucilowski
860 Smokerise Drive                     860 Smokerise Drive
Medina, OH 44256                        Medina, OH 44256

                                   EXHIBIT A

                    STOCK OWNERSHIP BY MANAGEMENT STOCKHOLDERS

                                                                    NUMBER
NAME OF STOCKHOLDER                                                OF SHARES
- -------------------                                                ---------
Gregory H. Parker................................................    279,729

Roger G. Fein, as Trustee of the Gregory H. Parker Irrevocable
  Family Trust under Trust Agreement dated October 31, 1988......    150,000

F. Elizabeth Parker..............................................     50,000

Anthony J. Romanovich............................................    196,532

Barbara A. Romanovich............................................     53,000

George W. Fleck..................................................    141,892

Joan E. Fleck....................................................     50,000

Gerald E. Brady..................................................     70,281

Carole A. Brady..................................................     45,000

William P. Daugherty, as Trustee of the William P. Daugherty
  Trust dated May 11, 1989.......................................     65,281

Ellen L. Daugherty, as Trustee of the Ellen L. Daugherty Trust
  dated May 11, 1989.............................................     50,000

Michael A. DeBias................................................    115,281

Chester J. Pucilowski............................................     58,281

Geraldine Pucilowski.............................................     57,000

Richard M. Bogdon................................................     42,200

Phyllis Bogdon...................................................     20,000

Carl H. Laib.....................................................     57,641

Richard W. Ressler...............................................     57,641
                                                                   ---------
    Total........................................................  1,559,759
                                                                   ---------
                                                                   ---------